                                                                     EXHIBIT 4.3

                              AMENDED AND RESTATED
                        HEALTHPLAN SERVICES CORPORATION
                           1997 DIRECTORS EQUITY PLAN

Adopted by the Compensation Committee of the Board of Directors as of January 1, 1997. Approved by the stockholders of the Company on May 6, 1997. Amended and restated by the Board of Directors on June 13, 1997, effective as of January 1, 1997.

                                   ARTICLE 1
                                  DEFINITIONS

         As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

         "Account" shall mean the account established in accordance with
Section 7.1 hereof for the benefit of each Participating Director electing deferral of receipt of Stock pursuant to Article 6 below.

         "Board" shall mean the Board of Directors of the Company.

         "Business Day" shall mean: (i) any day on which the principal securities exchange or national market on which the shares of Stock are traded is open; or (ii) if the shares of Stock are not traded on an exchange, then any day other than a Saturday, Sunday, or Company holiday.

         "Change in Control" shall have the meaning set forth in Section 6.4 hereof.

         "Committee" shall mean the Compensation Committee of the Board, or a committee of Directors appointed from time to time by the Board having the duties and authority set forth herein.

         "Company" shall mean HealthPlan Services Corporation, a Delaware corporation, and any successor to it.

         "Determination Date" shall mean the last Business Day of each calendar quarter.

         "Director" shall mean a member of the Board.

         "Eligible Director" shall mean a Director who is eligible to participate in the Plan pursuant to Article 3 of the Plan.

         "Employee" shall mean any employee of the Company or any Subsidiary of the Company, or any Director who also serves as an officer of the Company and whose duties as such involve a significant time commitment beyond that associated with preparation for and attendance at meetings of the Board and Committees.

         "Fair Market Value" of the Stock on any date shall mean:

         (1) the closing or last sale price on such date on the principal securities exchange on which the shares of Stock are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported; or

         (2) if there is no price as specified in (1), the amount determined in good faith by the Committee based on such relevant facts, which may include opinions of independent experts, as may be available to the Committee.

         "Participating Director" shall mean, with respect to any fiscal quarter, any Eligible Director other than an Eligible Director who has elected not to participate in the Plan for such quarter in accordance with the terms of
Section 5.2 of the Plan.

         "Plan" shall mean the Amended and Restated HealthPlan Services Corporation 1997 Directors Equity Plan as set forth herein, as amended from time to time.

         "Quarterly Retainer" shall mean the cash amount paid to each Director who is not a Participating Director as compensation for his or her service on the Board during any fiscal quarter, which amount shall be determined by the Board or an appropriate committee of the Board.

         "Stock" shall mean the $0.01 par value Common Stock of the Company or, in the event that the outstanding shares of such Stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Company or some other corporation, such other stock or securities.

         "Subsidiary" shall mean any corporation (other than the corporation with respect to which the determination is being made) in an unbroken chain of corporations beginning with the corporation with respect to which the determination is being made if, at the time of the grant (or modification) of the Stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                   ARTICLE 2
                                    THE PLAN

         2.1 NAME. The Plan shall be known as the "Amended and Restated HealthPlan Services Corporation 1997 Directors Equity Plan."

         2.2 PURPOSE. The purpose of the Plan is to advance the interests of the Company and its stockholders by offering each Eligible Director the opportunity to increase his or her proprietary interest in the Company.

         2.3 EFFECTIVE DATE. The Plan shall become effective as of January 1, 1997, subject to approval of the stockholders of the Company.

         2.4 DUTIES AND POWERS OF THE COMMITTEE. The Plan shall be administered by the Committee. To the extent not inconsistent with the provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to take all other actions that it determines to be necessary or advisable to administer the Plan. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan.

                                   ARTICLE 3
                                  ELIGIBILITY

         Each Director who is not an Employee shall be eligible to participate in the Plan. Each Participating Director may continue participation for so long as he or she continues to serve on the Board.

                                   ARTICLE 4
                        SHARES OF STOCK SUBJECT TO PLAN

         4.1 LIMITATIONS. Subject to any antidilution adjustment pursuant to the provisions of Section 4.2 hereof, the maximum number of shares of Stock that may be issued and sold hereunder shall be 100,000 shares.

         4.2     ANTIDILUTION.

                 (a) In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination, or exchange of shares, stock split or stock dividend, or in the event that any spin-off, spin-out, or other distribution of assets materially affects the price of the Company's stock, the aggregate number and kind of shares of Stock which may be issued hereunder shall be adjusted proportionately by the Committee.

                 (b)      The adjustments described in paragraph (a) of this
         Section 4.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article 4 shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

                                   ARTICLE 5
                               ISSUANCE OF SHARES

         5.1 ISSUANCE OF SHARES. For each fiscal quarter, the Company shall issue shares of Stock to each Participating Director who served as a Director at any time during such quarter. The number of shares issued to each Participating Director pursuant to the previous sentence shall equal: (i) $2,500, plus any amount credited to the Participating Director's Account pursuant to Section 7.4 and 7.5 below; divided by (ii) the Fair Market Value of the Stock on the Determination Date for such quarter; provided, however, that no fractional shares shall be issued pursuant to the Plan. Whenever a fractional share would otherwise be required to be issued, the number of shares issuable shall be rounded up to the nearest whole number.

         5.2 IRREVOCABLE ELECTION NOT TO PARTICIPATE. An Eligible Director may make an election not to participate in the Plan for all or a portion of any fiscal year. The Director shall make such election prior to the beginning of such year. Notwithstanding the foregoing, an Eligible Director may make an irrevocable election not to participate for the 1997 fiscal year at any time prior to July 1, 1997. Each Eligible Director who elects not to participate for all or a portion of any fiscal year shall receive Quarterly Retainers as compensation for such Director's service on the Board during such year or portion thereof. An Eligible Director's election not to participate for any year will become irrevocable beginning on the first day of such year (or beginning on July 1, 1997 for fiscal year 1997).

         5.3 WITHHOLDING TAXES. Whenever the Company is required to issue shares of Stock under the Plan to a Participating Director, such Participating Director shall remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax liability prior to the delivery of any certificate or certificates for such shares. Notwithstanding the foregoing, at the option of the Company and to the extent permitted by applicable law, including regulations promulgated under the Securities Exchange Act of 1934, such federal, state, or local withholding tax liability may be satisfied prior to the delivery of any certificate or certificates for the shares by an adjustment, equal in value to such liability, in the number of shares to be transferred to the applicable Participating Director.

                                   ARTICLE 6
                           DEFERRED RECEIPT OF STOCK

         6.1 DEFERRAL ELECTION. Prior to the beginning of any fiscal quarter, each Participating Director may make an election to defer receipt of all Stock to be issued to such Participating Director pursuant to Section 5.1 for such fiscal quarter.

         6.2 DISTRIBUTION ELECTION. At the time that a Participating Director elects to defer receipt of Stock, the Participating Director also shall make an election with respect to the distribution of such Stock. A Participating Director may elect to receive Stock credited to his or her Account in one installment or in some other number of equal annual installments (not exceeding ten). Such election shall direct that the first installment (or the lump sum payment if the director has so elected) be issued on January 10 (or if January 10 is not a Business Day, then on the first Business Day thereafter), of the year immediately following either (i) the calendar year in which the Participating Director ceases to be a Director of the Company, or (ii) the earlier of the calendar year in which the Director ceases to be a Director of the Company or a year designated by the Participating Director. The Company shall distribute installments subsequent to the first installment to the Participating Director on January 10 (or if January 10 is not a Business Day, then on the first Business Day thereafter) of each succeeding calendar year until the entire amount credited to the Participating Director's Account shall have been distributed. Subject to the terms of this Plan, the Company shall issue Stock to each Participating Director in accordance with the terms of his or her distribution election.

         6.3 REVOCATION OF ELECTION OR CHANGE IN DISTRIBUTION. A Participating Director's deferral and distribution elections for any quarter made pursuant to Sections 6.1 and 6.2 above shall become irrevocable on the first day of such quarter, and shall remain in effect for all subsequent quarters in which the Participating Director is a Director of the Company, unless earlier revoked or modified. A Participating Director may revoke or modify his or her deferral election with respect to compensation for any future quarter upon written notice delivered to the Company prior to the beginning of such quarter. The revocation or modification will become effective with respect to Stock issued for the quarter subsequent to the date on which such notice is received by the Company, and will affect future Stock compensation only. A Participating Director who has revoked his or her deferral election may thereafter file an election to participate in any fiscal quarter subsequent to the filing of such election.

         6.4 CHANGE IN CONTROL. Notwithstanding an election pursuant to this Article 6, upon the occurrence of a Change in Control (as defined below), the Company shall issue the entire balance of all deferred compensation hereunder in a single distribution. A "Change in Control" shall be deemed to have occurred if (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 as amended (the "Exchange Act") of securities representing more than 50% of the combined voting power of the Company is acquired by a "person" as defined for purposes of Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or to otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election by the Company's stockholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period).

         6.5 BENEFICIARIES. Each Participating Director shall have the right to designate one or more beneficiaries to succeed to his or her right to receive future distributions of Stock or payments under this Plan in the event of his or her death. In the case of a failure of designation or the death of a designated beneficiary without a designated successor, the Company shall make the distribution to the Participating Director's estate. No designation of beneficiary shall be valid unless dated and signed by the Participating Director, and filed with the Company.

                                   ARTICLE 7
                   ACCOUNTS; RIGHTS TO DEFERRED COMPENSATION

         7.1 ACCOUNTS; OWNERSHIP OF STOCK. The Company shall cause an Account to be kept in the name of each Participating Director, which Account shall reflect the value of the deferred benefits allocated to the Participating Director pursuant to this Plan. Such Account shall be for recordkeeping purposes only, and the Company shall not be obligated to reserve or otherwise set aside any stock or funds to cover any amounts credited to any Account or to meet any other obligations of the Plan. Title to and beneficial ownership of any assets, whether cash or investments which the Company may set aside or earmark to meet its deferred obligations under this Plan, shall at all times remain in the Company. No Participating Director or beneficiary shall, under any circumstances, acquire any property interest in any specific assets under the Plan until such Participating Director's receipt of compensation pursuant hereto. Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship on the part of the Company. To the extent that any person acquires a right to receive distributions of Stock or payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

         7.2 RIGHTS NOT SUBJECT TO ALIENATION. Except to the extent required by law, the right of any Participating Director or beneficiary in any benefit under this Plan shall not be subject in any matter to attachment or other legal process for the debts of a Participating Director or beneficiary, and any such right to payment or benefits shall not be subject to anticipation, alienation, lien, sale, transfer, assignment or encumbrance by the Participating Director or any other third party.

         7.3 CREDITED STOCK. If a Participating Director elects deferral for any quarter pursuant to Article 6 above, then the Company shall credit shares of Stock to the Participating Director's Account, as of Determination Date for such quarter, equal to the number of whole shares to which the Participating Director is entitled pursuant to Section 5.1 hereof.

         7.4 CREDITED DIVIDENDS. The Company shall credit each Account with any dividends with respect to the Stock that is credited to such Account (such dividends hereinafter referred to as the "Credited Dividends"), in the amount of dividends that the Participating Director would have received if such Stock had been delivered to the Participating Director and registered in the Participating Director's name on the applicable Determination Date. The Company shall credit such amount of any dividends as of the date that such dividends are payable to the Company's stockholders.

         7.5 CREDITED INTEREST. The Company shall credit each Account with any interest that would have been earned on any Credited Dividends in such Account between the date as of which the Credited Dividends are credited to such Account and the earlier of:
(i) the Determination Date of the next quarter for which the Company issues Stock to the Participating Director for whom such Account is maintained; or (ii) the date on which the Company pays the cash value of such Credited Dividends to the Participating Director pursuant to Section 7.6 below. The interest rate applicable to all Credited Dividends for any year shall be the prime rate published in the Wall Street Journal on the first Business Day of such year, and shall be calculated based on a 365-day year. Any interest that is not applied to the Company's calculation of Stock compensation pursuant to Section 5.1 above shall be compounded quarterly on the applicable Determination Date.

         7.6 DIVIDENDS AND INTEREST CREDITED AFTER PARTICIPATION ENDS. In the event that the Company credits any Credited Dividends to an individual's Account after such individual is no longer a Participating Director, then the Company shall make a cash payment to such individual in the amount of all such Credited Dividends, and any interest thereon, when the Company next distributes any Stock to such Director under the terms of the Plan.

         7.7 ACCOUNT INFORMATION. Upon the reasonable request of a Participating Director, the Committee shall furnish the Participating Director with information regarding his or her Account.

                                   ARTICLE 8
                             RESTRICTIONS ON STOCK

         8.1 RESTRICTIONS ON TRANSFER. Unless the shares of Stock covered by the Plan are the subject of an effective registration statement under the Securities Act of 1933, as amended: (i) each issuance of Stock hereunder shall be evidenced by a written Restricted Stock Agreement executed by the Company and the applicable Participating Director; (ii) stock certificates issued and delivered to Participating Directors shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws; and (iii) transfer of Stock issued hereunder shall be subject to such restrictions as the Board or the Committee shall determine to be necessary or appropriate. In addition to any other restrictions contained in the Plan or in the applicable Restricted Stock Agreement, no share of Stock issued pursuant to the Plan shall be transferable by the applicable Participating Director during the first six months after issuance of such share, other than by the laws of descent or distribution.

                                   ARTICLE 9
                TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

         9.1 TERM. The term of this Plan shall commence on January 1, 1997, subject to approval by the stockholders of the Company, and shall continue in effect until the earlier to occur of: (i) the tenth anniversary of such stockholder approval; (ii) termination by the Board; or (iii) a Change in Control. Except as otherwise provided herein, termination of the Plan will not affect the rights of any Director to receive distribution of deferred compensation in accordance with a distribution schedule elected by such director pursuant to Section 6.2 above.

In the event that the Plan is terminated, the Company shall distribute amounts credited to each Participating Director's account at such time and in such manner as the Board shall determine, but no later than the Company would have distributed such amounts in accordance with the Participating Director's election under Section 6.2 above.

         9.2     TERMINATION OR AMENDMENT BY BOARD.  The Board may at any time:
(i) terminate the Plan; or (ii) in any respect amend or modify the Plan; provided, however, that the Board (unless its actions are approved or ratified by the stockholders of the Company within twelve months of the date the Board amends the Plan) may not amend the Plan to increase the number of shares of stock subject to the Plan beyond the amount previously approved or ratified by the stockholders, or to change or modify the class of persons that may participate in the Plan.

                                   ARTICLE 10
                                 MISCELLANEOUS

         10.1 PLAN BINDING ON SUCCESSORS. The Plan shall be binding upon the successors to the Company.

         10.2 GENDER. Whenever used herein, the masculine pronoun shall include the feminine gender.

         10.3 HEADINGS NOT PART OF PLAN. Headings of Articles and Sections hereof are inserted for convenience and reference, and do not constitute a part of the Plan.